As filed with the Securities and Exchange Commission on June 20, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BROADCOM CORPORATION
(Exact name of registrant as specified in its charter)

California	33-0480482
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16215 Alton Parkway
Irvine, California 92618
(Address of principal executive offices) (Zip Code)

Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated
Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated
Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by Broadcom Corporation)

(Full title of the Plans)

David A. Dull, Esq.
Vice President of Business Affairs, General Counsel and Secretary
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618
(Name and address of agent for service)
(949) 450-8700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Broadcom Corporation 1998 Stock Incentive Plan Class A Common Stock, $.0001 par value	24,959,496	$19.190	(3)	$478,972,728.24	(3)	$44,065.49

Broadcom Corporation 1998 Employee Stock Purchase Plan Class A Common Stock, $.0001 par value	3,000,000	$19.190	(3)	$57,570,000.00	(3)	$5,296.44

Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by Broadcom Corporation) Class A Common Stock, $.0001 par value(2)	1,771,747	$11.193	(4)	$19,831,164.17	(4)	$1,824.47

Total	29,731,243			$556,373,892.41		$51,186.40

(1)
This Registration Statement shall also cover any additional shares of Broadcom’s Class A Common Stock which become issuable under (a) the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, (b) the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, and (c) the Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by Broadcom Corporation), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Broadcom’s receipt of consideration which results in an increase in the number of Broadcom’s outstanding shares of Class A Common Stock.

(2)
Includes not only the shares of Broadcom’s Class A Common Stock subject to the outstanding options under the assumed plan but also the additional number of shares of Broadcom’s Class A Common Stock which may be issued upon exercise of those options pursuant to the earn-out provisions of the Merger Agreement and Plan of Reorganization dated April 8, 2002 among Broadcom, Mobilink Telecom, Inc. and the other signatories thereto.

(3)
Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the high and low selling prices per share of Broadcom’s Class A Common Stock on June 14, 2002, as reported on the Nasdaq National Market.

(4)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

Broadcom Corporation hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	Broadcom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 19, 2002*;

(b)	Broadcom’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

(c)	Broadcom’s Current Reports on Form 8-K filed with the SEC on January 24, 2002; March 12, 2002; April 10, 2002 and April 22, 2002; and

(d)
Broadcom’s Registration Statement No. 000-23993 on Form 8-A filed with SEC on April 6, 1998, including any other amendments or reports filed for the purpose of updating such description, in which there are described the terms, rights and provisions applicable to Broadcom’s Class A Common Stock.

*
See Selected Financial Data below for transitional disclosures required due to Broadcom’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Broadcom’s Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the “California Law”). Under the California Law, a director’s liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) contracts or transactions between the company and a director within the scope of Section 310 of the California Law, (vii) improper distributions, loans and guarantees under Section 316 of the California Law, (viii) acts or omissions occurring prior to the date such provision eliminating or limiting the personal liability of a director became effective or (ix) acts or omissions as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to Broadcom’s shareholders for any violation by a director of the director’s fiduciary duty to Broadcom or its shareholders.

Broadcom’s Articles of Incorporation also include an authorization for Broadcom to indemnify its “agents” (as defined in Section 317 of the California Law) through bylaw provisions, by agreement or otherwise, to the fullest extent not otherwise prohibited by law. Pursuant to this provision, Broadcom’s Bylaws provide for indemnification of Broadcom’s directors. In addition, Broadcom may, at its discretion, provide indemnification to persons whom Broadcom is not obligated to indemnify, including its officers, employees and other agents. The Bylaws also allow Broadcom to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification not otherwise prohibited by law. These agreements, together with Broadcom’s Bylaws and Articles of Incorporation, may require Broadcom, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors’ and officers’ insurance if available on reasonable terms. Section 317 of the California Law and Broadcom’s Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.    Exemption from Registration Claimed

Not Applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit
4.1
Instruments Defining the Rights of Shareholders. Reference is made to Broadcom’s Registration Statement No. 000-23993 on Form 8-A, together with the amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d).

5.1	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-5 of this Registration Statement.
99.1	Broadcom Corporation 1998 Stock Incentive Plan (as amended and restated through March 7, 2002).
99.2	Broadcom Corporation 1998 Employee Stock Purchase Plan (as amended and restated through March 7, 2002).
99.3	Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by Broadcom).

Item 9.    Undertakings

        A.    The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, and Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by the registrant).

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Selected Financial Data

Goodwill and Purchased Intangible Assets

In acquisitions accounted for using the purchase method, goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired.

In June 2001 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under this statement, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Other intangible assets will continue to be amortized over their estimated useful lives. Impairment losses that arise due to the initial application of this standard will be reported as a cumulative effect of a change in accounting principle. The first step of the impairment test, which must be completed by June 30, 2002, will identify potential impairment of goodwill and indefinite-lived intangible assets. The second step of the impairment test, which must be completed prior to the issuance of the 2002 annual financial statements, will measure the amount of impairment loss, if any.

As required by SFAS 142, Broadcom ceased amortizing goodwill of $2.254 billion as of January 1, 2002. Included in this amount is $12.1 million of assembled workforce previously classified as purchased intangible assets, which was reclassified as goodwill effective January 1, 2002 as required by SFAS 142.

The following table presents the impact of SFAS 142 on net income (loss) and net income (loss) per share had SFAS 142 been in effect for the years ended December 31, 2001, 2000 and 1999, respectively:

	Years Ended December 31,
	2001	2000	1999
	(In thousands, except per share data)
Net income (loss) – as reported	$(2,742,048)	$(687,822)	$72,471
Adjustments:
Amortization of goodwill	753,042	136,984	—
Amortization of assembled workforce previously classified as a purchased intangible asset	6,549	1,107	—
Income tax effect	(5,893)	(451)	—

Net adjustments	753,698	137,640	—

Net income (loss) – as adjusted	$(1,988,350)	$(550,182)	$72,471

Basic net income (loss) per share – as reported	$(10.79)	$(3.13)	$0.36

Basic net income (loss) per share – as adjusted	$(7.83)	$(2.50)	$0.36

Diluted net income (loss) per share – as reported	$(10.79)	$(3.13)	$0.31

Diluted net income (loss) per share – as adjusted	$(7.83)	$(2.50)	$0.31

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on this 20th day of June, 2002.

BROADCOM CORPORATION

By:	/s/ HENRY T. NICHOLAS III
Henry T. Nicholas III, Ph.D. President, Chief Executive Officer and Co-Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Broadcom Corporation, a California corporation, do hereby constitute and appoint Henry T. Nicholas III and Henry Samueli and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HENRY T. NICHOLAS III Henry T. Nicholas III, Ph.D.	President, Chief Executive Officer and Co-Chairman (Principal Executive Officer)	June 20, 2002

/s/ HENRY SAMUELI Henry Samueli, Ph.D.	Vice President of Research & Development, Chief Technical Officer and Co-Chairman	June 20, 2002

/s/ WILLIAM J. RUEHLE William J. Ruehle	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2002

/s/ ALAN E. ROSS Alan E. Ross	Director	June 20, 2002

/s/ GEORGE L. FARINSKY George L. Farinsky	Director	June 20, 2002

/s/ WERNER F. WOLFEN Werner F. Wolfen	Director	June 20, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER THE
SECURITIES ACT OF 1933

BROADCOM CORPORATION

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1
Instruments Defining the Rights of Shareholders. Reference is made to Broadcom’s Registration Statement No. 000-23993 on Form 8-A, together with the amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d).

5.1	Opinion and consent of Brobeck, Phleger & Harrison LLP.

23.1	Consent of Independent Auditors.

23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-5 of this Registration Statement.

99.1	Broadcom Corporation 1998 Stock Incentive Plan (as amended and restated through March 7, 2002).

99.2	Broadcom Corporation 1998 Employee Stock Purchase Plan (as amended and restated through March 7, 2002).

99.3	Mobilink Telecom, Inc. 1997 Stock Option Plan (as assumed by Broadcom).